Exhibit 15.2

Scorpio Tankers Inc.
99 Boulevard du Jardin Exotique
Monaco 98000

March 21, 2025

Dear Sir/Madam:

Reference is made to the annual report on Form 20-F of Scorpio Tankers Inc. (the “Company”) for the year ended December 31, 2024 (the “Annual Report”) and the registration statements on Form F-3 (No. 333-264084) and Form S-8 (No. 333-277147) of the Company, as may be amended, including the prospectus contained therein and any prospectus supplement related thereto (the “Registration Statements”). We hereby consent to the incorporation by reference in the Registration Statements of all references to our name in the Annual Report and to the use of the statistical information supplied by us set forth in the Annual Report. We further advise the Company that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

(1) we have accurately described the information and data of the oil tanker shipping industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented; and

(2) our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the oil tanker shipping industry.

We hereby consent to the filing of this letter as an exhibit to the Annual Report, which is incorporated by reference into the Registration Statements and any related prospectus.

Best Regards,
William Gaine
McQuilling Partners, Inc.
T: +1.516.227.5700 | E: william.k.gaine@mcquilling.com

Ocean House ▪ 1035 Stewart Ave ▪ Garden City, NY 11530 ▪ T: +1.516.227.5700 ▪ E: services.us@mcquilling.com
While McQuilling has used reasonable efforts to include accurate and up-to-date information in this report, McQuilling makes no warranties or representations as to the accuracy of any information contained herein or accuracy or reasonableness of conclusions drawn there from. McQuilling assumes no liability or responsibility for any errors or omissions in the content of this report. This report is copyrighted by McQuilling and no part may be copied or reproduced for commercial purposes without the express written permission of McQuilling